Prospectus Supplement No. 5
Filed Pursuant to Rule 424(b)(3)
File No. 333-140234
Prospectus Supplement No. 5
(to Final Prospectus dated June 13, 2007)
     This Prospectus Supplement No. 5 supplements and amends the final prospectus dated June 13, 2007 as supplemented and amended by Supplement No. 1 thereto dated June 19, 2007, Supplement No. 2 thereto dated August 3, 2007, Supplement No. 3 thereto dated August 10, 2007 and Supplement No. 4 thereto dated August 13, 2007 (collectively the “Final Prospectus”), relating to the sale from time to time of up to 5,935,766 shares of our common stock by certain selling shareholders.
     On August 20, 2007, we filed with the U.S. Securities and Exchange Commission the attached Form 8-K that relates to the completion of our acquisition of McGill Digital Solutions, Inc., certain compensatory arrangements involving our non-employee directors and executive officers, and our adoption of an amendment to our Bylaws to facilitate the use of uncertificated shares.
     This Prospectus Supplement No. 5 should be read in conjunction with the Final Prospectus and is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement No. 5 supersedes the information contained in the Final Prospectus.
     Our shares of common stock trades on The Nasdaq Capital Market under the symbol “RNIN.” On August 17, 2007, the last reported sale price of our common stock was $6.35 per share.
Investing in our common stock involves a high degree of risk. See “Risk Factors”
beginning on page 5 of the Final Prospectus dated June 13, 2007.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 5 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 5 is August 20, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
August 14, 2007
Date of report (Date of earliest event reported)
Wireless Ronin Technologies, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	1-33169 (Commission File Number)	41-1967918 (IRS Employer Identification No.)
5929 Baker Road, Suite 475
Minnetonka, Minnesota 55345
(Address of principal executive offices, including zip code)
(952) 564-3500
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
ITEM 3.02 UNREGISTERED SALE OF EQUITY SECURITIES
ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.
     On August 16, 2007, the Company closed the transaction contemplated by the Stock Purchase Agreement, dated August 1, 2007, by and between the Company, Robert Whent, Alan Buterbaugh and Marlene Buterbaugh (the “Sellers”). Pursuant to such closing, the Company purchased of all of the Sellers’ stock in holding companies that own McGill Digital Solutions, Inc. (“McGill”), based in Windsor, Ontario, Canada. The holding companies acquired from the Sellers and McGill were amalgamated into one wholly-owned subsidiary of the Company.
     The Company acquired the shares from the Sellers for an aggregate cash consideration of $3,000,000 (CAD), subject to potential adjustments, and 50,000 shares of the Company’s common stock. In addition, the company will pay earn-out consideration to the Sellers of up to $1,000,000 (CAD) and 50,000 shares of the Company’s common stock if specified earn-out criteria are met. The earn-out criteria for 2007 are at least $4,100,000 (CAD) gross sales and a gross margin equal to or greater than 50%. If the 2007 earn-out criteria are met, 25% of the earn-out consideration would be paid. The earn-out consideration for 2008 consists of gross sales of at least $6,900,000 (CAD) and a gross margin equal to or greater than 50% which, if achieved, would allow the Sellers to earn the remainder of the earn-out consideration.
     The Stock Purchase Agreement, which was previously included in the Company’s Current Report of Form 8-K filed on August 3, 2007, is incorporated by reference into this Item 2.01.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
     The Company’s closing of the transaction described in Item 2.01 of this Form 8-K created a direct financial obligation reportable under Item 2.03 of Form 8-K. The disclosure in Item 2.01 of this report is incorporated by reference in this Item 2.03.

ITEM 3.02	UNREGISTERED SALE OF EQUITY SECURITIES.
     On August 16, 2007, the Company issued 50,000 shares of the Company’s common stock in connection with the closing described in Item 2.01 of this Form 8-K, in reliance on Section 4(2) of the Securities Act. The disclosure in Item 2.01 of this report is incorporated by reference in this Item 3.02.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
(e) On August 14, 2007, the Compensation Committee of the Board of Directors established maximum payouts under the Performance Bonus Plan for 2007. In particular, the Committee set the following maximum payouts:

Chairman, Chief Executive Officer, President and Director	$350,000

Executive Vice President and Chief Financial Officer	$200,000

Executive Vice President, Sales and Marketing	$25,000

Vice President and Controller	$25,000-$70,000
Vice President, Operations
Vice President and General Counsel
Executive Vice President and Chief Technology Officer
     The Committee also set performance objectives that would prompt the previously established target payouts and the newly established maximum payouts, both involving revenue and gross margin. Bonus amounts will be weighted 50% each to revenue targets and gross margin targets. For amounts between the target and maximum payouts, the bonus will be interpolated. For results which exceed the performance objectives or which are below such objectives, the Committee will have the discretion to interpolate or award discretionary bonuses based on the facts and circumstances.
     The Compensation Committee retained the minimum payouts it had previously established. Such minimum payouts are as follows: If 100% of the performance objectives are met, 100% of each potential bonus will be paid. If at least 85% (but not 100%) of such objectives are met, 50% of each potential bonus will be paid. If at least 75% (but not 85%) of such objectives are met, 20% of each potential bonus will be paid. If less than 75% of such objectives are met, no bonuses will be paid.

ITEM 5.03	AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.
(a) On August 16, 2007, the Board of Directors approved an amendment to Article 5, Section 5.1 of the Company’s Bylaws to allow the Company to issue uncertificated shares of stock in accordance with recently approved regulations of the U.S. Securities and Exchange Commission which allow for securities to be listed on a Direct Registration System.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(a)	Financial Statements of Businesses Acquired
     If we determine that financial statements are required to be filed by this Item, such financial statements will be filed no later than 71 calendar days after August 22, 2007.
(b)	Pro Forma Financial Information

     If we determine that pro-forma financial statements are required to be filed by this Item, such pro-forma financial statements will be filed no later than 71 calendar days after August 22, 2007.
(c)	Not applicable.

(d)	Exhibits
See “Exhibit Index”.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 20, 2007	Wireless Ronin Technologies, Inc.
	By:	/s/ Jeffrey C. Mack
Jeffrey C. Mack
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

2	See Exhibit 10.

3	Amendment to Bylaws of the Registrant, effective August 16, 2007.

10	Stock Purchase Agreement by and between the Company, Robert Whent, Alan Buterbaugh and Marlene Buterbaugh, dated August 1, 2007 (incorporated by reference to our Current Report on Form 8-K (File No. 001-33169) filed on August 3, 2007).

EXHIBIT 3
AMENDMENT TO BYLAWS
OF
WIRELESS RONIN TECHNOLOGIES, INC.
EFFECTIVE AUGUST 16, 2007
Section 5.1 of the Bylaws of Wireless Ronin Technologies, Inc. is hereby amended to add the following paragraph:
     “Notwithstanding any other provision in these Bylaws, some or all of any or all classes and series of shares of the Corporation may be uncertificated. The Corporation may adopt a system of issuance, recordation and transfer of its shares by electronic or other means not involving any issuance of certificates, including provisions for notice to purchasers in substitution for any required statements on certificates, and as may be required by applicable corporate securities laws, which system has been approved by the United States Securities and Exchange Commission. Any system so adopted shall not become effective as to issued and outstanding certificated securities until the certificates therefor have been surrendered to the Corporation.”